EXHIBIT 99.2

Terra Tech Corp. (OTCQX:TRTC) Q1 2018 Results Earnings Conference Call May 10, 2018 5:00 PM ET

Executives

Philip Carlson - Investor Relations

Derek Peterson - Chairman and Chief Executive Officer

Michael James - Chief Financial Officer

Analysts

Operator

Philip Carlson

Welcome to Terra Tech’s Fiscal First Quarter 2018 Financial Results Conference Call. A replay of this call will be available at www.smallcapvoice.com and it will be archived on the Investors Relations section of the Terra Tech website.

Before we begin, please let me remind you that during the course of this conference call, Terra Tech’s management may make forward-looking statements. These forward-looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations.

These risks are outlined in the risk factors section of our SEC filings. Any forward-looking statement should be considered in light of these factors. Please also note, as a Safe Harbor, any outlook we present is as of today and management does not undertake any obligation to revise any forward-looking statements in the future.

With me on the call today are Mr. Derek Peterson, Terra Tech’s Chairman and Chief Executive Officer and Mr. Mike James, Chief Financial Officer.

With that, I would now like to hand the call over to Derek. . Derek, Please go ahead.

Derek Peterson

Hey Phil, thank you very much. And again, thank you everybody for joining us today as we discussed Terra Tech’s fiscal first quarter of 2018 results and of course, as usual, provide an operational and business update.

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Today on the call with me I have Mike James, chief financial officer, who will little bit later on the call will give a deep dive into our financial results and as well as discuss the operational progress we made so far this year. recap on 2018 we ended the year with strong sales momentum and again this was the first quarter that candidates for adult-use market was fully legal in the state of California starting January 1.

Summary of results were $8.6 million in revenue for the first quarter. That’s a 26% increase compared to the prior year quarter. In today’s column I discussed our progress across California, Nevada, as well as give you guys an update about New Jersey. I’ll also give some in-depth details on each of our projects both those that are already kind of fully operational, as well as some of the in-progress opportunities that we have going on across the country.

Our vision is again to build a vertically integrated seed to sale cannabis business that dominates key Canada’s markets within the U.S. Starting with California, I’m going to go over – I’m going to give a full footprint of the company, we have a lot of new shareholders, so I never want to start these calls with the assumption that everybody knows what our current asset base is.

So we’re going to go over what our current asset base is, will graduate from there in to what our kind of expansion plan and some of the immediate opportunities that we’re currently working on, go over the financial results in deeper detail and then close out with a quick summary and then right into questions and answers for everybody.

So as I mentioned adult-use sales became legal January 2018. We received our state California temporary authorizations to distribute retail cannabis, as well as our authorizations to cultivate manufacture cannabis before the turn of the year.

California as many of you know is the world’s largest cannabis market. It’s home to approximately 40 million people. The state itself hosts approximately 250 million people from a tourism standpoint and we’re proud that we’ve positioned ourselves to have first mover advantage in the anticipation of a significant market ramp over the coming months.

Adult-use sales across the state were slow to ramp in the first couple of months and I’ll go into a little bit deeper detail. So everybody has an understanding of why as we started out the quarter.

We entered the first quarter - we entered the turn of the year and used licensing with all of our permits in-hand. However, there were a lot of strategic partners, wholesale distributors, different brands, other retail distributors that didn’t have their permits and I think it was late February there were only about 150, 160 licensed retail dispensaries at that point in the entire state versus you know, a universe of several thousand that people who have the ability to distribute.

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Now what does that mean, that meant there was an odd pairing if you will between licensed retail dispensary, licensed distributors, licensed manufacturers and producers and cultivators and nobody really knew necessarily who to do business with.

So as a permanent dispensary or as a permanent wholesale manufacturer you only wanted to do business with other permitted entities so you didn’t put your permits at risk with the state from a regulatory standpoint. If you started distributing or continued to distribute to unlicensed retailers or those wholesale or those retail distributors who ended up you know selling product to the public and didn’t have their licenses fully in place, you put yourself at regulatory risk.

So what that meant for us, if you are a producer or cultivator or a manufacturer you only had a very small universe of dispensaries to sell to out of the gate, where if you backed up to November, December of the prior year you had a gargantuan [ph] in footprint, you had thousands of retail dispensaries.

So what happened at the turn of the year is there was this odd pairing of people that had permits and people that did not have permits and nobody could cross over and do business with the entities that did not have a permit.

So as a retailer and a smaller university of the universe of products that were available to put on your shelves and as a manufacturer or cultivator it meant a smaller universe of retail dispensaries to distribute to and for us sitting across the vertical on both retail and manufacturing it meant a bit of a dip in revenue for January and February.

Now where we’re at today more and more licensees come online on a daily basis, which means our breadth of product increases at the store level, which means the amount of stores we can distribute our IVXX products to increase you know, day in and day out. We think that’s going to be - you know, begin to continually normalize throughout the year.

But January and February were kind of a pretty odd time for a lot of people. I think a lot of people then migrated back to the black or call it gray market if you will to conduct business there and now they’re starting to migrate back into the regulated market as well, as enforcement is increasing out of the gate for the gray market operators.

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To prepare us for scale our production to meet this projected demand going into the New Year, we’re building out several of our cultivation production and retail capacity throughout California. I’ll dive into a little bit deeper detail as the call goes on. So our existing footprint right now, we’ll start off with California.

We have a dispensary in Northern California in downtown Oakland, its been in operation for us when we acquired since April 2016. That dispensary hasn’t attached cultivations just adjacent to it. It’s not a giant cultivation, it’s about 130 life, that cultivation is producing boutique products for our retail dispensary. We’re in the process of rehabbing and updating that facility right now to get better yields and get better productivity out of it.

In addition, we had a extraction and production lab at that campus as well. We’re in the process of migrating that facility down to the Southern California market to a large campus we’re developing down here, which again, I’ll talk to you about as we cross over into our in-progress facilities that are taking place within the state.

In Santa Ana, we entered the Southern California market in September last year by acquiring the reserve dispensary, as many of you have seen that’s been under our operations and under the bloom brand since that time frame. So open dispensary Southern California, Santa Ana dispensary as far as retail is concerned in California.

In the Nevada marketplace we have four retail dispensaries that currently exist, three are located around the strip on all sides and one of them is in downtown Reno marketplace. In addition to that, in New Jersey we have five acre hydroponic farm that’s where we grow our edible garden produce brand, everything from basil to other herbs to leafy greens lettuces those are distributed through the Midwest, as well as the northeast under Kroger’s, Marsh’s and companies like that.

So graduating from there, I want to talk about some of the ongoing projects that we’re working throughout multiple markets. And again, we didn’t give a financial forecast for this year and one of the reasons that we decided to not do that was we have very limited control from a regulatory standpoint when we actually get our final permits in place.

So we can complete construction, we can complete all of our internal processes that are hiring, but you know, those can deviate 30, 60 days. So 30, 60 days can be pretty material when you’re trying to forecast financials, so we decided not to forecast financials for this year just because again we have limited control over when some of the permit to actually get placed in our hands to begin our operation.

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That being said, what I wanted to do was talk about some of our in-progress, CapEx and construction projects. And at the same time give us some revenue estimates of what we think those entities can yield at current market conditions based on full capacity and that can kind of give you quasi [ph] understanding of what the revenue potential is for some of the projects that we’re working on.

So first and foremost up in Northern California we’ve talked about this in some of the public filings and releases previously, we’re building out a large scale cultivation facility that’s about 13000 square feet, not too far away from the existing bloom dispensary

That facility we expect to be fully operational by late 2018 and again that facility will produce additional flour that we can use for our IVXX wholesale product distributed to our existing bloom stores, as well as outside stores in the regulated market in California. At full capacity under current price for pound, price per gram market conditions, we think that facility will yield us between $3 and $4 million of topline revenue.

Coming down to Santa Ana, we purchased two very large properties in the Santa Ana Southern California market, for those of you that don’t know, Santa Ana is taking a leadership position as a city down here in Southern California for the expansion of adult-use in medical cannabis activities across the spectrum and we want to make sure that we obviously participate in that. It’s a wonderful demographic. It’s very well positioned to distribute through all the Southern California market, which freeway centric, you have some of the major arteries reaching L.A., the Inland Empire, the beach communities in southern California, all intersecting around Santa Ana.

So it was just a great market for us to state, you know, put our flag in the ground. Not to mention it’s close to our corporate headquarters. So we’ve purchased a couple of buildings as I said and I’m going to refer to those buildings as Carnegie and Dyer [ph] So Carnegie and Dyer y the streets of these buildings are located on them.

First and foremost, the Dyer properties of 44000 square foot facility that we built out on three acres. There were going to be building a very large scale cultivation facility and have plans to build a new retail facility if we received the permits for these in the next couple months.

Our intention with that facility is also to build out a large scale cannabis event complex, Southern California particular, as well as the whole states its been really suffering from having a forum that’s available for cannabis consumers to host Summer Concert Series events, those types of things. And this property because it’s situated on three acres and it’s very well proximate to the freeways, a ton of parking we thought would be a great opportunity to utilize not only for cultivation and retail dispensaries but at the same time create this event complex to continue to drive traffic and showcase our brand penetration in the Southern California market.

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So potential revenue at Dyer full capacity under current market conditions, on the retail side this has amazing frontage on Dyer Road which is right adjacent to the 55 Freeway, it’s one of the busiest on and off ramps in Southern California marketplace. We think that retail dispensary based upon population density metrics that we’ve pulled from our other locations can do somewhere between $7 and $10 million in revenue.

We should know not – not just a future probably about 45 days or so, maybe 60 days whether or not we are seeing that that permit, we feel very well positioned in the city to obtain that permit. So $7 million to $10 million in revenue out of that facility at full operations and we believe after receiving permits we could have that open towards the end of the year.

On the cultivation side of the equation, we think the potential revenue at full capacity under current market conditions we can achieve approximately $10 million to $15 million in revenue from a cultivation of flour standpoint at that facility and we could have that likely completed by Q2 2019.

Again we also intend to build out a large scale extraction facility in Santa Ana, as well as part of the permitting process. I’m hesitant to release revenue expectations for a extraction and production facility just because you can do tens of millions of dollars out of a small facility. It’s not so much the square footage as it is you know, how long and how often you’re running the machines that are processing and producing the product at the end of the day.

But we’ll give more granularity as that side of the equation as we build these facilities out and start pushing the IVXX brand in the multiple marketplaces.

And San Leandro as we’ve announced in the past, we’re building out not only a new retail facility, but also an extraction and production facility in the San Leandro marketplace. For those of you who don’t know San Leandro about a 30 minute drive south of the Oakland facility, we estimate that that dispensary at full capacity could do between $4 million and $6 million per year and we anticipate the extraction facility to be completed by Q3 and revenue capabilities there of course are significant, but I’ll categorize that in the same manner I did last time. It just depends on you know, the volumes that we’re able to achieve out of the wholesale distribution with the IVXX brand.

Going back to the retail dispensary, again, we anticipate having that completed by late June, but then of course have to wait for both local and state approval. So that should be a creative addition to the revenue here shortly in the California marketplace.

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As a result of this infrastructure build-out and developments in the market, our California operations are well positioned to drive top line revenue and growth throughout 2018. These existing projects that we discussed they have the potential to add between $24 million and $35 million notwithstanding any additional extraction facility revenue as I discussed to the company.

So through organic growth, as well as our M&A strategy we expect to achieve a footprint within the California market that allows for production of up to 20000 pounds per year of cannabis. And that’s not withstanding any other facilities we decide to build, any other M&A or any other organic permitting we decide to undertake at this at this juncture.

So jumping over to Nevada real quick, cultivation and extraction as we mentioned on our last conference call during the first quarter we completed construction of our 30000 square foot cultivation facility in Sparks, Nevada and we’re close to finishing our 15000 square foot cannabis extraction facility in Reno, Nevada.

Those are the facilities we’ve done under the joint venture with our partner’s New Leaf in the Nevada marketplace. This is going to significantly not only expand our production capability, our top line revenue, but obviously produce extreme gross margin expansion to our retail facilities in those marketplaces.

We are very pleased to announce we received our state approval on the cultivation last Wednesday, so we’re ready to fire the plants and start producing. As far as the production extraction facility is concerned, we expect to be complete license within the next few months. Again, we’ll keep shareholders aware of developments as we progress through that process.

The cultivation facility, again at full capacity under current market conditions we believe can add 6 million to $8 million and top line revenue between California and Nevada opportunity we have the ability to almost double the revenue footprint of the company.

And that’s just off the asset base that we have. Now again, notwithstanding any additional M&A, notwithstanding any additional organic growth, we decided to jump into.

So jumping from there over to New Jersey, at Edible Garden that’s again, the produces our leafy herbs, as well as our greens. Revenue increased 40% as sales of our expanded line of organic and locally grown salads and greens gained significant momentum.

We’re going to continue to invest in building out its distribution channels and we’re constructing a new pack-house on the property which will allow us to produce cut herbs [ph] and produce - which is a produce line that we expect to be done by Q4. That segment of the business gives us a strong foothold in the New Jersey market.

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The New Jersey cannabis opportunity, everybody is been asking a tremendous amount of questions about that. We’re expecting first and foremost after the executive order was signed by Governor Murphy an expansion on the medical permitting processes. Then after that we see some semblance of adoption of adult-use. We think that’s going to likely come in the latter part of the year.

But out of the gate, we believe that medical licenses are going to be expanding and the company will have the ability to compete for those medical licenses for both retail dispensaries, as well as cultivation facilities and extraction facility. So our objective number one will be to go after those types of permits and then ultimately apply either through a merit based application process and or the fact that they may just give them to the existing operators like they’ve done in multiple marketplaces. We’re not sure how its going to shape up, but we’re positioning ourselves for the expanded medical and then the hope will graduate to the adult-use market. Our track record in the state of operating a successful agricultural business we think is going to give us a distinct advantage over other competitors in that market.

Jumping over to the capital side of the company, we’re again very pleased with the progress that we’ve made growing our footprint in our core state being California, Nevada and New Jersey. There’s a major opportunity for us to grow the business and again before I turn the call over to our CFO, Mike, I wanted to touch on our cash balances a bit.

We are very well capitalized, right now we had $4.5 million in cash as of March 31 2018. During the quarter the company secured $40 million investment commitments to be made in eight tranches of $5 million over 24 months.

One of the reasons I always break up these capital commitments into multiple tranches is I never want these capital commitments to convert at any single time with a major significant portion weighing down the - weighing down the stock price. So we normally try to align our capital infusion into tranches and we try to associate those tranches with our CapEx needs for our build out and other operating concerns that we have going on at the company.

This capital injection is going to be primarily used to build out the company’s infrastructure. All those opportunities that I just spoke to you about to bring those to fruition to again achieve additional top line revenue. The hope is to double the - very minimum double the top line revenue with the company with the implementation of these facilities.

But more importantly, our cost of production is going to drop significantly when we start migrating - purchasing away from the wholesale market and start contributing more wholesale, more kind of core product from our own cultivation extraction facilities, we should see substantial gross margin expansion from that activity alone.

With that, I’m going to turn the call over to Mike James, Terra Tech’s Chief Financial Officer to review our financials. Mike?

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Michael James

Thank you, Derek. Good afternoon, everyone. I will now provide you with a summary of our first quarter 2018 results with the more detailed results please refer to the press release that we issued earlier today which is posted on a website, along with a Form 10-Q filed with the Securities and Exchange Commission. In addition, please note that we compile our financials using U.S. GAAP including our non-operating expenses.

For the first quarter ended March 31 2018, we generated revenues of $8.6 million compared to $6.8 million for the first quarter ended March 31 2017, an increase of $1.8 million or 26.2%. The increase was driven by sales in the cannabis segment which increased 24.2% due to higher sales from the companies four Nevada based dispensaries, primarily due to the implementation of adult0se sales which began in January of 2017.

Edible Garden revenues increased 40% as our expanded offerings drove sales growth. Our gross profit for the first quarter ended March 31 2018 was $1.6 million compared to a gross profit margin of $400,000 for the first quarter ended March 31 2017, an increase of $1.7 million or 358.8%.

The increase in gross margin percentage was attributable to the cannabis segment which had $1.6 million and $400,000 gross profit for the first quarter ended March 31 2018 and 2017 respectively or 22% and 6.6% gross margin for the fiscal quarters ended March 31 2018 and 2017 respectively.

The Edible Garden herbs and produce segment gross profits increased from a negative $53,000 for the first quarter ended in March 31 of 2017 to positive $21,000 for the first quarter ended March 31st of 2018.

Selling, general and administrative expenses for the first quarter ended March 31 of 2018 were $8.4 million compared to $6.4 million for the first quarter ended March 31st of 2017, an increase of approximately $2 million or 31.9% percent. The increase is partially due to an increase in the salaries and related payroll tax expenses due to new hires.

We realized a net loss attributable to Terra Tech of approximately $10 million or $0.16 per share for the first quarter ended March 31 to 2018 compared to a net loss of $10.1 million or $0.27 per share for the first quarter ended March 31 of 2017.

Now turning to the balance sheet. On March 31 of 2018, we had a cash balance of approximately $4.5 million compared to a cash balance of approximately $5.4 million at December 31 of 2017. We had no short term debt as of March 31 of 2018. Long-term debt increased from approximately $6.6 million to approximately $13.2 million during the three months ended March 31 of 2018.

Stockholders equity as of March 31st of 2018 amounted to approximately $85.7 million compared to $76.8 million as of December 31 2017. During the first quarter the company secured $40 million line of credit commitment to be made in eight tranches of $5 million dollars each over 24 months and as of May 10th 2018 the company received $5 million under this line.

Now I’d like to turn the call back over to Derek for some closing comments.

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Derek Peterson

Hey, Mike. Thank you. And I just want to back up a little bit because I forgot to discuss the Carnegie building in detail. So again, we went over the Dyer property and the Carnegie property we’re also submitting applications for retail cultivation, as well as an extraction facility there and we’ve already submitted the retail application that window closes at the end of the month in most jurisdictions take anywhere from two to four weeks to go through a scoring period, so we should know somewhere shortly whether or not we’re successful in obtaining that permit.

Our understanding right now is on June 4th we should be seeing cultivation and extraction permit opportunities opening up in Santa Ana and they are not tapping anything is my understanding right now.

Now things can change, but as of right now they’re not putting caps on the cultivation extraction facilities. Those caps will be more organic in nature due to two very stringent zoning regulations, as well as just basic scarcity of properties in the Southern California market, white industrial vacancy rates are about one half of 1%. So there is not very many opportunities to open up facilities here and we were able to secure two great ones.

The Carnegie facility, we’re not certain whether or not we’re going to do redundancies there or whether or not we’re going to monetize that opportunity in another fashion. That being said, we’re pushing forward on the permits. But if we don’t open we might flip the permits to somebody, we might sell the buildings for an extreme profit, we might lease the buildings out to another operator, we might be operating themselves.

So we’re staying versatile on that. From an operating standpoint if we need it for our own organic growth we’ll certainly build out the infrastructure, open up the dispensaries et cetera, et cetera and so forth and conduct operations. However, if it ends up being returned in nature from a leverage standpoint we’ll monetize that in another fashion.

So we’ll keep you posted as we’re developing our opportunities down here in the Santa Ana market. But we’ve essentially parlayed this acquisition that we made in the Santa Ana dispensary to gain some competitive advantage in going into these new permitting process as being an existing operator. So we feel very comfortable about our positioning and we think that we have a great opportunity to walk out with substantial increased organic permits in the Santa Ana marketplace.

So in summary, we entered 2018 with strong sales momentum. We had gross margin expansion that increased substantially over the same period as last year, but also a significant improvement over Q4 2017. And that’s one of the promises our managements made to our shareholder base over the prior quarters is that we will have a heavy focus on gross margin expansion and we think the real - we think the real competitive advantage we achieve is when a lot of this infrastructure comes online as when we see significant, substantial and a creative gross margin expansion.

In the meantime, we’re constantly trying to leverage our position to buy products cheaper and then obviously trying to sell product in the most advantageous price possible.

Stockholder’s equity during the quarter increased from $76 million - from $76 million in Q4 last year to almost $86 million. The cannabis segment now accounts for 85% of total revenues and this is expected to increase of the California adult-use market gains traction.

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Over the next several months we’re going to be focused on our infrastructure build out and moving forward with various permitting applications that are underway in multiple markets. We’ve got major construction projects, as we discussed in California we’re very excited about the opportunity here.

In Nevada, we’ve created a strong retail brand and our strategy there is to expand our cultivation capabilities and that’s very advanced and as a result of the completion of the Sparks and Reno cultivation extraction facilities, we’re going to have the ability to push the IVXX brand out very aggressively throughout the Nevada marketplace.

With that, I’d like to wrap and I’d like to turn the call back over to Phil, Phil I’m sure we have some questions to run through and we can answer those now.

Question-and-Answer Session

Operator

A - Philip Carlson

All right. Thank you, Derek. The first question, can you provide an update on the Van Reed [ph] litigation, is there likely to be any impact on Edible Gardens or any other company operations?

Derek Peterson

Thanks, Phil. We don’t see any impact to Edible Gardens, nor any the other companies operations, we’re obviously spending a tremendous amount of energy on that. Like most companies and I hate to do this, but like most companies we don’t comment on a granular level for litigation. But I will tell you this, you know, we believe there to be a significant breach in fiduciary responsibility. We think the company was damaged and we are going to work aggressively to protect our share - shareholders period exclamation point. We don’t take this kind of activity lightly and again we are going to be aggressive in our stance in terms of recouping damages for the company.

That being said, you know I can point people to the 8-Ks that we filed on the litigation. You can read the summary complaints. They’re extremely detailed in nature. That should probably answer almost every question everybody has about our positioning on what took place and we’ll try to give consistent updates as time goes on and material activity takes place as far as litigation is concerned.

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Philip Carlson

Okay. Second question, what is management’s strategic plan to increase shareholder value. Are there plans to grow via acquisition organically, et cetera?

Derek Peterson

I mean, the biggest the biggest strategic plan right now as I said is to continue to build out the production and cultivation facilities in the California market and then get the cultivation and extraction facilities ramped up in the Nevada marketplace because that’s a media and creative activity that again not only contributes to top line revenue expansion, but drops our cost of production significantly.

And you know, as a general understanding you know, cannabis can retail for five to seven thousand a pound, the wholesale market is $1500 to $2500 a pound depending on the quality of product. But your cost of production at indoor facilities could be $600 or $700 a pound.

So $600 or $700 a pound rolling up to 5 to 7 on the retail side of the equation and significant gross margin expansion. So that’s where most of our effort and capital is going right now because that’s where we think that’s most significant accretive effect for a shareholders standpoint is to start to produce financials with unreal gross margins associated with them and then have the productivity associated with that.

So that’s where most of our energy is going right now. We hope to achieve a significant penetration with the IVXX brand as we increase the backbone or the capital facilities to be able to produce additional products. So again most of our energy is going into development of that footprint.

And then again, we’ll see what opportunities New Jersey presents to us. But there we obviously want to utilize the existing facility if the town allows us to, if it doesn’t allow us to we will certainly find alternate locations to build not only cultivation extraction, but have multiple retail facilities in multiple areas. And again we’re focusing right now in California, Nevada and New Jersey as our primary markets.

Philip Carlson

Okay. Do you think California’s Senate bill 202 which would permit marijuana delivery throughout the state will pass? And if so how will it impact Terra Tech?

Derek Peterson

Yeah, we feel pretty confident about that passing. We’re looking forward to it. We don’t want to just be confined to our - you know brick and mortar walls in terms of conducting sales. We’d like to build out a significant delivery footprint in multiple marketplaces in California. More and more people’s purchasing habits are migrating towards online purchasing, Amazon that type of model and we want to make sure we’re obviously positioned for that from a competitive standpoint.

That being said, we’re also continuing to try to increase our organic footprint and as far as you know brick and mortar retailers are concerned to have additional branding for the bloom brand and additional penetration for IVXX wholesale brands that will ultimately support the distribution for our cultivation and extraction facilities.

There is a handful of other bills at play in California right now. The nice part about California is the bureau is very engaged with the operators in the state right now to go back and make a bunch of changes that allow us to conduct our business more easily, they’re even looking at reducing the tax burden and those types of things during the short run. So it gives the industry a chance to no pun intended grow and establish some roots if you will.

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Philip Carlson

Okay. Next question what is Terra Tech’s current production capacity for flour in California and Nevada?

Derek Peterson

Again, we’re not producing any flour in Nevada right now and I don’t have the breakouts on that Phil, at this juncture you know independently from everything else. But I think I’ve mentioned on the last call you know, as time progresses we want to get more granular in our filings. We want to begin to not only break out the cannabis segment from the produce segment, but in the cannabis segment we want to give greater detail of where the revenue is coming from. So shareholders and investors can understand what’s contributing one multiple jurisdictions.

So we’re working towards that, we should see better granularity on a go forward basis as we start to issue additional Qs and following up into next year K. But that is certainly one of our focus is to be able to get better transparency into what assets across the spectrum are contributing to the corporate entity at Terra Tech.

Philip Carlson

Okay. How many pounds would the New Jersey facility be able to produce if and when it switches to cannabis?

Derek Peterson

Oh wow. We’re talking tens of millions of dollars out of there. I mean, we ran some analysis earlier and we haven’t done anything formally. But you know, depending on market conditions and the appetite for the product and what kind of saturation is going to take place and what the price per gram or price per pound will look like back there you know that facility of five acres could easily produce you know upwards of $30 million in product. So - and again that’s notwithstanding any extraction.

So obviously we’re working heavily to be able to utilize that facility across - purpose that facility if you will. But you know, there’s so much that’s dependent on local approvals, we deal with that in California. There are local municipalities and cities that will end up developing moratoriums. There are local municipalities that like Santa Ana they want to put a stake in the ground and say hey we’d like to be an epicenter we want to drive business to our community. So a lot of that’s going to be dependent on what the local municipality allows us to do there.

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And we’re working aggressively with lobbyist, we’re working with legislators right now. We’re showcasing our brands, we’re helping to try to develop policy to make sure all the regulation that’s passed there is entrepreneurial friendly. We want to learn from the mistakes that have been made in California and other jurisdictions.

New Jersey as many of you may know and some don’t sent out a bunch of political leaders legislators, regulators and staffers out to the Nevada marketplace. We had a great opportunity to showcase the bloom brand. We put up tours at our facility so people can understand what the facilities look like, what the operations look like, what the staffing and the economic impact would look like.

So our brand is very ingrained in the legislators minds back there and we’ve had a great opportunity to give feedback to them about how we think the regulations should sit. So the industry truly has a chance to again produce effective returns from not only a tax collection standpoint, but more importantly from a job creation standpoint and overall economic effects standpoint.

Philip Carlson

Okay. Next question, how much money is earmarked for M&A following the recent capital raise?

Derek Peterson

We haven’t earmarked a specific amount of money straight from M&A and a matter of fact we’ve migrated a little bit away from M&A right now and more towards organic growth for a couple of reasons.

Everybody knows the activity in capital raising that’s been taking place in the Canadian marketplace, a lot of these Canadian companies that are trading at these unreal valuations are obviously buying assets down in the U.S. marketplace, specifically California and Nevada and some other markets and they’ve raised valuation expectations and we’re not going to chase valuations. So we want to make sure we have a disciplined approach to our M&A strategy we’re not chasing valuations.

So that being said, there is a tremendous amount of organic permitting opportunities that have come across in some of the key markets that are most important to us, L.A., Southern California. So we’re back to the grind of going to the application process in multiple markets and we don’t mind that because we’ve got a great track record, we’ve 100% success rate in the markets that we’ve gone after.

So we want to leverage our infrastructure, our capabilities there and continue expand not only our wholesale footprint, but exposure to our retail footprint, utilizing the organic permitting approach.

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The timeframe is obviously a little bit longer, but the economics are far more attractive at the end of the day because you know, the cost of obtaining a permit is you know several hundred thousand dollars in the cost of building out your average retail facility is about a million bucks. So for a couple million bucks you can have a facility up and running versus having to spend some egregious multiple.

That being said, we’re obviously consistently and aggressively having conversations on the M&A front, but we just have a strict discipline put in place. So we’re always trying to play the long game and the short game and we just came off the heels of you know, a couple of good acquisitions and so we want to follow those up with some organic growth opportunities. And that takes them a lot easier on the cap table at the end of the day.

Philip Carlson

Okay. Would the Santa Ana dispensary coming on line last fall. What has the reception been so far in Southern California? How did the market dynamics compare to Northern California, i.e., Oakland?

Derek Peterson

Yeah. I mean, it’s definitely a different consumer market, the discretionary income down here in Southern California I think it’s a lot greater than it is in the open marketplace, though the Oakland demographics changing pretty drastically, pace counts in Oakland are significant obviously.

Our location down here is not the greatest location in the world, but we certainly parlayed that permit into a bunch of other opportunities and we’re going to be looking at some opportunities to really potentially relocate that facility to a better section of town at the end of the day.

So the reception down here for the brand has been great. There’s a buoyed [ph] down here as well for people that have expectations to walk into very manicured and develop facilities with the same sets of SOPs. And again, there’s little things from a shopper sentiment standpoint that attract and build brand loyalty and we’re working to further ingrain ourselves so that we increase brand loyalty across the board.

And those are things like you know, the shopper cards you know, the reward cards. So you know if I’m if I’m going to go to a retail dispensary or a retail store do I want to build rewards with a company that just has one location or do I want to build rewards with a company that has multiple avenues and multiple demographics and locations for me to be utilize those rewards.

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And that ends up driving traffic, right. So we pick up extra business from people that want to make sure that they’re building reward points for company’s that they can use up in Northern California if they happen to go to Las Vegas, I think it’s something like 33% or 35% of the tourism that finds its way into the Nevada marketplace, specifically Las Vegas comes from California. So we were trying to build a lot of brand loyalty from that perspective and leveraging that multiple marketplaces in the California industry.

So you know, great reception down here from a branding standpoint, little bit different of a consumer, the vate [ph] products and the animal products are in high demand down here. It’s a little bit of an older demographic and with adult-use coming into the equation we’re seeing a lot of baby boomers that are coming back into the marketplace. These are consumers that have may have tried cannabis you know, 30 years ago, that are coming back and saying well you know I’m retired, the kids are - the kids are off at school. I’m an empty nester. You know I’d like to try this either for recreational purposes or potentially medical purposes. And they’re coming back in and they are normally gravitating towards vate oils, tropicals and edibles. So a little bit of a different makeup of the discretionary income in this marketplace down here is significant. We tend to monetize that the best way we can.

Philip Carlson

Okay. Does Terra Tech have any plans to expand outside its current state of California, Nevada and New Jersey?

Derek Peterson

Yeah. Not right now, if you refer back to my comments on the 10-K those are our primary objectives right now and for a couple of purposes, you know, every time we jump into a new market, its new office space, it’s new employee hires, its new legal counsel, its new lobbyists, it’s plane flights and hotels back and forth and that type of thing and you know, it adds up, right.

We’re trying to take it easy on corporate SG&A. We’re trying to increase gross margins and lean out our operations. So we have the fifth largest economy in the world in our backyard until I’ve effectively penetrated that to the maximum capacity. It just doesn’t make much sense for me to jump on other marketplaces.

Now certainly Nevada makes a bunch of sense for strategic purposes, branding purposes. It’s a 40 minute flight away. We can combine resources, create economies of scale with the California marketplace to a certain degree. And Jersey makes a ton of sense too because we have a significant infrastructure. There are ton of employees there, corporate offices there et cetera and so forth.

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So as we sit right now we’re not looking at other marketplaces until we’ve had an opportunity to fully saturate the ones that we’re in. That being said, you know we’re constantly in conversations, we’re constantly on the look out and if there’s a lay up that doesn’t require a ton of effort and energy that’s certainly something we’ll take a hard look at. But our core focus is California, Nevada and New Jersey.

Philip Carlson

Okay. Last question, does the company have a timeframe of when it plans to uplift?

Derek Peterson

Well, I’d like to do it tomorrow. But you know, it’s not on my time frame unfortunately. So you know, one of the reasons we conducted the reverse, we brought in a significant amount of capital, we’re strengthening up the balance sheet you know, for all practical purposes we need almost every standard to uplift at this juncture. We have to increase our independent board members and do some other corporate governance things. But for all effective purposes we could uplift very quickly.

So you know, we’re certainly positioning ourselves with that. But I think we’re going to need to see some semblance of federal movement which we’re starting to see with Cory Gardner’s Bill that’s under development right now in his conversations and [indiscernible] that he had with the Department of Justice as well as Trump.

There seems to be a consensus there at this point. And I said you know for the last year on calls and as well as in the media that I think you know the way that the polling has been taking place and more and more Americans and constituents right now are supporting regulated and legalized cannabis because of the economic effects associated with it, coupled with its being midterm elections and a lot of the kind of libertarian minded Republicans being concerned about their seats in control or House control the Senate this could end up being the perfect storm, we’ve got an aggressive Department of Justice which has fostered a backlash from the constituent base and can foster the backlash from even some libertarian reminded Republicans who don’t care about candidates but they do care about states rights.

We’ve got more and more people discussing legalized and regulated cannabis in the U.S. right now than I have seen in the past 10 years. I expect that to turn into some sort of movement. We’ll see what that movement looks like and hopefully whatever that movement is you know opens up the avenues for the company for banking for corporate finance for underwriting, a potential uplifting to one of the exchanges.

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So that being said, I didn’t want to sit there passively and hope that someday that that would happen and then get the company ready. So our objective and I’ve used this analogy before and I want to make sure you know is when the doors open to the party we’re standing there with our tech [ph] on ready to go.

And I think that’s what we’ve done is from a positioning standpoint. Our hope is that we see some market cap expansion like we’ve seen in the Canadian marketplace and that’s probably why we’ve seen a lot of the volatility over the last couple years. You know, we have to effectively live on the OTC markets right now. And you know it’s been great for us you know, the short one, be able to capitalize the company, grow the company, but I’d rather be doing that with another zero on my market cap like the Canadian company.

So our hope is that when these companies ourselves included have the ability to uplift to California or the United States marketplace that we get that market cap expansion, we can capitalize into that and then really effectively grow the business with substantial non-dilutive capital that will come in post-uplifting.

So we have an eye towards that. We’re in constant discussions. We’re paying a ton of attention to what’s going on from that standpoint, but we’ve really positioned the company so that we can effectively do that in short order when that time and opportunity comes to fruition.

Philip Carlson

Okay. I’d like to turn the call back over to you Derek for your final comments.

Derek Peterson

Okay. Well again, thank you everybody for joining us today to cover our Q1 2018, seems like we just had our conference call on the K. We’ll keep everybody you know communicated with in terms of corporate development specifically around Santa Ana. My hope is to have some press releases come out between now and the next quarterly filing as we discuss once we were successfully achieved and what new opportunities we begin building out on behalf of the Board of Governors on behalf of the officers and directors of the company, all of our shareholders and all the people that took the time to listen to us today, I want to thank you guys and again we’ll keep you informed as the quarter goes on of progress and development. Take care.

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